EXHIBIT 99.1

                             Company Contact:     Ed Rosenfeld
                                                  Executive Vice President,
                                                  Strategic Planning and Finance
                                                  Steven Madden, Ltd.
                                                  (718) 446-1800

                            Investor Relations:   Cara O'Brien/Leigh Parrish
                            Press:                Melissa Merrill
                                                  Financial Dynamics
                                                  (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------


               STEVEN MADDEN, LTD. ANNOUNCES FIRST QUARTER RESULTS
      ~ First Quarter Net Income $9.5 million, or $0.43 Per Diluted Share, in Line with Guidance ~

         LONG ISLAND CITY, N.Y. - May 1, 2007 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2007.

         First quarter net sales were $106.7 million compared to $108.3 million in the first quarter of 2006. Gross margin was 39.6% compared to 42.7% in the first quarter of the prior year, reflecting a margin decline in the wholesale division partially offset by a margin increase in the retail division. Operating expenses as a percent of sales were 30.0% versus 29.2% in the same period of 2006.

         Operating income was $15.7 million, or 14.7% of sales, compared with operating income of $18.5 million, or 17.0% of sales, in the first quarter of 2006. In line with the Company's expectations, net income was $9.5 million, or $0.43 per diluted share, compared to $10.9 million, or $0.50 per diluted share, in the prior year's first quarter.

         Revenues from the wholesale business were $82.3 million compared to $83.0 million in the first quarter of 2006. The decrease is principally due to the discontinuation of Rule and l.e.i. Gross margin in the wholesale business was 36.2% compared to 41.1% in the prior year's first quarter, primarily reflecting margin pressure from the poor performance of boots in Steve Madden Women's, sport fusion product in Steve Madden Men's and Betsey Johnson handbags in the Daniel M. Friedman division.

         Retail revenues were $24.4 million compared to $25.3 million in the first quarter of the prior year. Same store sales decreased 1.7%. Retail gross margin increased 290 basis points to 50.9% from 48.0% in the comparable period of the prior year, due primarily to savings in freight costs.

         "We are pleased to have achieved earnings per share for the first quarter at the high end of our anticipated range," stated Jamieson Karson, Chairman and Chief Executive Officer. "Our year-over-year top line performance largely reflects the discontinuation of two product lines that occurred in the last twelve months. As previously reported, we also experienced weakness in women's boots, men's sport fusion product and Betsey Johnson handbags during the quarter which impacted our gross margin. While we experienced challenges in these select merchandise categories, we were very pleased with the performance of Madden Girl, which has surpassed our expectations to date this year. Additionally, our design team, led by Steve, continues to successfully produce fashion forward, trend-right styles that are resonating well with our customers."

         Arvind Dharia, Chief Financial Officer, commented, "We continue to maintain a very strong financial position and effectively manage our balance sheet. We ended the quarter with $90.0 million in cash, cash equivalents, and marketable securities, no debt, and $201.6 million in stockholders' equity. In addition, we continued our commitment to return capital to our shareholders by repurchasing 710,187 shares for an aggregate of $20.9 million during the quarter."
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Page 2 - Steven Madden, Ltd. Announces First Quarter Results


Company Outlook
---------------

         Based on trends to date this year, the Company expects 2007 net sales will be approximately flat to 2% higher than net sales for 2006. The Company continues to anticipate earnings per diluted share for 2007 will range between $2.00 and $2.10. Based on more difficult comparisons in second quarter due to the strong performance of Betsey Johnson handbags and the contribution from Rule in last year's second quarter, as well as easier comparisons in the second half of the year due to the weaker performance of these products in last year's third and fourth quarters, sales and earnings are expected to be more heavily weighted toward the second half of the year relative to 2006.

         Mr. Karson concluded, "Based on our first quarter performance and current visibility into sales trends, we are cautiously optimistic about 2007. We continue to be committed to executing the fundamentals that have historically driven our business and been at the core of our success. We will remain focused on leveraging the strong foundation developed in the last year through the successful diversification of our business model and product offerings to generate long-term growth and further evolve Steve Madden toward becoming a global branded lifestyle company."


Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 1, 2007, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until May 15, 2007. Additionally, a replay of the call can be accessed by dialing 877-519-4471, passcode 8734365, and will be available until May 8, 2007.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, watches, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 96 retail stores, including its online store. The Company is also a licensee for Candie's Footwear and through its wholly-owned subsidiary, Daniel M. Friedman & Associates, is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                               (Tables to follow)

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Page 3 - Steven Madden, Ltd. Announces First Quarter Results


STEVEN MADDEN, LTD.
-------------------
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited


                                                        Three Months Ended
Consolidated:                                     Mar 31, 2007     Mar 31, 2006
------------                                     --------------   --------------

Net Sales                                        $      106,654   $      108,315
Cost of Sales                                            64,460           62,032
                                                 --------------   --------------
Gross Profit                                             42,194           46,283
Commission and Licensing Fee Income, Net                  5,446            3,762
Operating Expenses                                       31,971           31,590
                                                 --------------   --------------
Income from Operations                                   15,669           18,455
Interest and Other Income, Net                              910              271
                                                 --------------   --------------
Income before provision for Income Taxes                 16,579           18,726
Provision for Income Tax                                  7,046            7,866
                                                 --------------   --------------
Net Income                                       $        9,533   $       10,860
                                                 ==============   ==============


Basic income per share                           $         0.45   $         0.52
                                                 ==============   ==============
Diluted income per share                         $         0.43   $         0.50
                                                 ==============   ==============

Weighted average common shares
outstanding - Basic                                      20,960           20,875
                                                 ==============   ==============
Weighted average common shares
outstanding - Diluted                                    21,963           21,918
                                                 ==============   ==============


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Page 4 - Steven Madden, Ltd. Announces First Quarter Results


                            BALANCE SHEET HIGHLIGHTS
                            ------------------------

                                Mar 31, 2007     Dec 31, 2006     Mar 31, 2006
                                Consolidated     Consolidated     Consolidated
                               --------------   --------------   --------------
                                 (Unaudited)                       (Unaudited)
                               --------------                    --------------
Cash and cash equivalents      $       11,467   $       19,204   $       24,121
Investment Securities                  78,582           89,681           54,908
Total Current Assets                  173,198          188,043          147,003
Total Assets                          234,654          251,392          229,495
Total Current Liabilities              29,788           36,332           36,163
Total Stockholder Equity              201,633          211,924          189,941